EXHIBIT 21.1

SUBSIDIARIES OF THE REGISTRANT

GLOBAL INCOME TRUST, INC.

Global Income GP, LLC, a Delaware limited liability company

Global Income, LP, a Delaware limited partnership

   IN-104 Austin, LLC, a Delaware limited liability company

   GIT Heritage Holdings, LLC, a Delaware limited liability company

      IN-105 Heritage III, LLC, a Delaware limited liability company

      GIT Heritage IV TX, LLC, a Delaware limited liability company